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                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE,
CONTACT:

Christopher M. Salyer
Chairman, CEO
CD Warehouse, Inc.
(405) 949-2422

CD Warehouse Announces the Appointment of Stephen Browne and Eugene Davis To The
             Board of Directors and the Resignation of Ronald Perry

Oklahoma City, OK--September 11, 2000--Christopher M. Salyer, Chairman and CEO of CD Warehouse, Inc. (NASDAQ :CDWI), an innovative leader in the retail music industry, announced today the resignation of Ronald V. Perry as a director of the company, and the appointment of Stephen B. Browne and Eugene I. Davis to the Board of Directors.

"We have been fortunate to have Ron Perry as a director since the company's IPO in 1997, and we honor his contributions to the board and to the company," said Mr. Salyer. "We have been equally fortunate in our ability to attract the services of men such as Stephen Browne and Gene Davis, who bring a wealth of franchise and business experience and acumen to the board," concluded Mr. Salyer.

Stephen B. Browne is President, Chairman and CEO of All-American Bottling Corporation. He is a third-generation soft drink bottler and has spent his entire career in the soft drink industry. Mr. Browne has served as General Sales Manager of the Coca-Cola Bottling Company of Miami from 1968 to 1972 and was Vice Chairman of Full Service Beverage Company from 1972 to 1990. In addition, he served as President of Royal Crown Cola Bottlers Association. He is a graduate of Lawrenceville School and the University of Oklahoma.

Eugene I. Davis is Chairman and CEO of Pirinate Consulting Group, L.L.C., a corporate strategy consulting firm, Chairman and CEO of Murdock Communications Corp., a telecommunications enterprise, and CEO of SmarTalk Teleservices Corp., a prepaid calling card services provider. Mr. Davis also serves as a director of Coho Energy, Inc., Eagle Geophysical Corp., Murdock Communications Corp., and Tipperary Corporation. During 1998 and 1999 he was Chief Operating Officer of Total-Tel Communications, Inc., a long distance phone service provider. Prior to that he was CEO of Sport Supply Group, Inc., a sporting goods and athletic equipment distributor, and was President of Emerson Radio Corp., a distributor of consumer electronics, from 1992 to 1997. Mr. Davis is a graduate of Columbia University School of International Affairs and Columbia University School of Law.

CD Warehouse, Inc. franchises and operates retail music stores in 38 states, the District of Columbia, England, France, Guatemala, Canada and Venezuela under the names "CD Warehouse," "disc go round," "CD Exchange," and "Music Trader." CD Warehouse stores buy, sell and trade pre-owned CDs, DVDs and games with their customers, as well as sell a full complement of new release CDs. CD Warehouse operates its retail website under the name of cdwarehouse.com. Company information is available at www.cdwi.com.
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Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those contained in the Company's periodic reports filed with the Securities and Exchange Commission.